Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCCF) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FIRST QUARTER 2012 FINANCIAL RESULTS

ROANOKE, VA, March 12, 2012 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fiscal first quarter ended January 31, 2012.

OCC reported consolidated net sales of $17.3 million and net income attributable to the Company of $0.03 per basic and diluted share for the first quarter of fiscal 2012.

First Quarter 2012 Financial Results

The Company’s consolidated first quarter net sales of $17.3 million decreased by $379,000, or 2.1%, compared to net sales in the comparable prior year period.

OCC’s sales in its commercial markets increased by approximately 14% during the first quarter of fiscal year 2012 compared to the same period last year. However, decreases in the Company’s specialty markets—particularly its military and severe duty markets—offset the increase.

Gross profit for the quarter was $6.2 million, slightly lower than the Company’s gross profit of $6.4 million in the first quarter of fiscal year 2011. Gross profit margin, or gross profit as a percentage of net sales, decreased slightly to 35.5% in the first quarter of fiscal year 2012 from 36.3% in the first quarter of fiscal year 2011.

Optical Cable Corp. – First Quarter 2012 Earnings Release

OCC recorded net income attributable to the Company of $192,000, or $0.03 per basic and diluted share, for the first quarter of fiscal year 2012, compared to $402,000, or $0.06 per basic and diluted share, for the first quarter of fiscal year 2011.

Management’s Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said “Our 2012 fiscal year is off to a good start—we delivered another solid quarter of profitability and are building on the momentum achieved in 2011. We were encouraged, during our first fiscal quarter, by strong demand for our integrated solutions, which has positively impacted sales of our enterprise connectivity products.”

Mr. Wilkin added, “During our first quarter we maintained our solid balance sheet and continued to return capital to shareholders through the regular quarterly dividend, which the Board recently increased by 50 percent. As we move forward in 2012, we are focused on executing our growth strategy, while further improving operations and controlling costs, to continue delivering positive results and creating value for shareholders. We expect fiscal 2012 to be a year of both sales and earnings growth for OCC.”

Conference Call Information

As previously announced, OCC will host a conference call today, Monday, March 12, 2012, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (888) 868-9083 or (973) 935-8512. For interested individuals unable to join the call, a replay will be available through March 19, 2012 by dialing (800) 585-8367 or (404) 537-3406, pass code 59480770. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communications cabling and connectivity solutions primarily for the enterprise market, offering an integrated suite of high quality, warranted products which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining and broadcast applications. OCC products include fiber optic and copper cabling, fiber optic and copper connectors, specialty fiber optic and copper connectors, fiber optic and copper patch cords, pre-terminated fiber optic and copper cable assemblies, racks, cabinets, datacom enclosures, patch panels, face plates, multi-media boxes and other cable and connectivity management accessories, and are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

OCC® is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. OCC also is internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Optical Cable Corp. – First Quarter 2012 Earnings Release

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in each of Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC primarily manufactures its fiber optic cables at its Roanoke facility which is ISO 9001:2008 registered and MIL-STD-790F certified, its enterprise connectivity products at its Asheville facility which is ISO 9001:2008 registered, and its military and harsh environment connectivity products and systems at its Dallas facility which is ISO 9001:2008 registered and MIL-STD-790F certified.

Optical Cable Corporation, OCC, Superior Modular Products, SMP Data Communications, Applied Optical Systems, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available on the Internet at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – First Quarter 2012 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(thousands, except per share data)

(unaudited)

	Three Months Ended
	January 31,
	2012	2011

Net sales	$17,334	$17,713
Cost of goods sold	11,184	11,288

Gross profit	6,150	6,425

SG&A expenses	5,965	5,981
Royalty income, net	(185)	(161)
Amortization of intangible assets	33	108

Income from operations	337	497

Interest expense, net	(144)	(150)
Other, net	(1)	31

Other expense, net	(145)	(119)

Income before income taxes	192	378

Income tax expense	40	39

Net income	$152	$339

Net loss attributable to noncontrolling interest	(40)	(63)

Net income attributable to OCC	$192	$402

Net income attributable to OCC per share:
Basic and diluted	$0.03	$0.06

Weighted average shares outstanding:
Basic and diluted	6,288	6,259

Cash dividends declared per common share	$0.015	$0.01

—MORE—

Optical Cable Corp. – First Quarter 2012 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	January 31, 2012	October 31, 2011
Cash and cash equivalents	$455	$1,092
Trade accounts receivable, net	9,583	10,798
Inventories	17,682	16,497
Other current assets	3,141	3,136

Total current assets	30,861	31,523
Non-current assets	13,119	13,422

Total assets	$43,980	$44,945

Current liabilities	$7,108	$8,197
Non-current liabilities	8,948	9,025

Total liabilities	16,056	17,222
Total shareholders’ equity attributable to OCC	28,450	28,209
Noncontrolling interest	(526)	(486)

Total shareholders’ equity	27,924	27,723

Total liabilities and shareholders’ equity	$43,980	$44,945

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